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December 19, 2001

FOR IMMEDIATE RELEASE
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Contact:         L. J. Holbrook
                 Senior Vice President-Finance
                 Phone:  (360) 425-1550

     Longview Fibre Company announced today that it is proceeding with a proposed financing that includes a $185 million private placement of senior subordinated notes with institutional buyers and a new three-year $250 million unsecured revolving credit facility. The company expects to complete the note offering and the new credit facility in January 2002, subject to market conditions. The net proceeds of the note offering and initial borrowings under the new credit facility would be used to refinance the company's existing bank loans, meet its debt maturity obligations in 2002 and provide working capital.

     The senior subordinated notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or applicable exemption from such registration requirements.

     Longview is a leading integrated forest, paper and packaging products company. Headquartered in Longview, Washington, the company owns and manages approximately 572,000 acres of timberlands in Oregon and Washington, which primarily produce logs for sale. Its pulp and paper mill, one of the world's largest pulp and paper making complexes, produces high-quality kraft paper and paperboard. The company's 17 converting plants in 12 states produce finished products such as corrugated containers, specialty packaging and merchandise bags.

     Longview's common stock trades on the New York Stock Exchange under the symbol "LFB".

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the notes in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.